As filed with the Securities and Exchange Commission on December 23, 2009
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lawson Products, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2229304 (I.R.S. Employer Identification No.)

1666 East Touhy Avenue, Des Plaines, Illinois (Address of Principal Executive Offices)	60018 (Zip Code)
Lawson Products, Inc.
2009 Equity Compensation Plan
(Full Title of the Plan)
Neil E. Jenkins
Executive Vice President, Secretary and General Counsel
Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018
Telephone: (847) 827-9666
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Thomas A. Monson
Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654-3456
(312) 840-8611
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee
Common Stock, par value $1.00 per share	500,000	$16.31	$8,155,000	$581.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)	Computed pursuant to Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high ($16.53) and low ($16.09) prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on December 17, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement, with the exception of any documents or portion of such documents deemed furnished but not filed pursuant to the Exchange Act:
•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, initially filed with the Commission on March 12, 2009, and amended on Form 10-K/A on April 29, 2009, which contains audited financial statements for the most recent fiscal year for which the statements have been filed;

•	The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on April 30, 2009, July 30, 2009 and October 28, 2009;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 19, 2009, April 1, 2009, August 3, 2009, August 25, 2009, October 8, 2009, October 16, 2009, October 21, 2009, November 13, 2009 and December 10, 2009; and

•	The description of the Registrant’s Common Stock, $1.00 par value per share, contained in the Registrant’s Form 8-B filed with the Commission on October 15, 1987.
     In addition to the foregoing, all reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
     Any statement, including financial statements, contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Pursuant to the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Any indemnification under Section 145 shall be made by the corporation only if it has been determined that the person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
     The Registrant’s certificate of incorporation authorizes the board of directors to provide indemnification and insurance to the full extent not inconsistent with Delaware or other law. In addition, as permitted by the DGCL, the Registrant’s certificate of incorporation provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
     The Registrant’s amended and restated by-laws provide that the Registrant shall indemnify all of its respective current and former directors and current or former officers to the fullest extent permitted by the DGCL.

     The Registrant maintains indemnification agreements with its directors and officers to indemnify them against liabilities which may arise by reason of their status or service as a director or officer. The Registrant also maintains director and officer liability insurance.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index to Exhibits.
Item 9. Undertakings.
A. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois on this December 23, 2009.

LAWSON PRODUCTS, INC.
By:	/s/ Neil E. Jenkins
Neil E. Jenkins
Executive Vice President, Secretary and General Counsel

POWER OF ATTORNEY
     Each person whose individual signature appears below hereby authorizes Thomas J. Neri and Neil E. Jenkins, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ thomas j. neri Thomas J. Neri	President and Chief Executive Officer, Director	December 23, 2009

/s/ ron knutson Ron Knutson	Senior Vice President and Chief Financial Officer	December 23, 2009

/s/ andrew b. albert Andrew B. Albert	Director	December 23, 2009

/s/ i. steven edelson I. Steven Edelson	Director	December 23, 2009

/s/ james s. errant James S. Errant	Director	December 23, 2009

/s/ lee s. hillman Lee S. Hillman	Director	December 23, 2009

/s/ ronald b. port, m.d. Ronald B. Port, M.D.	Chairman of the Board	December 23, 2009

/s/ thomas s. postek Thomas S. Postek	Director	December 23, 2009

/s/ robert g. rettig Robert G. Rettig	Director	December 23, 2009

/s/ wilma j. smlecer Wilma J. Smlecer	Director	December 23, 2009

EXHIBIT INDEX

Exhibit No.
4.1	Specimen Common Stock Certificate*
5.1	Opinion of Jenner & Block LLP*
23.1	Consent of Jenner & Block LLP (included in Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Lawson Products, Inc. 2009 Equity Compensation Plan (incorporated by reference to Appendix A to the Proxy Statement for the 2009 Annual Meeting of Stockholders filed November 4, 2009)

*	Filed herewith.